Exhibit 99.1

Cognex Reports Record Quarterly Revenue

NATICK, Mass.--(BUSINESS WIRE)--November 4, 2021--Cognex Corporation (NASDAQ: CGNX) today reported financial results for the third quarter of 2021 which included record quarterly revenue. Table 1 below shows selected financial data for Q3-21 compared with Q3-20 and Q2-21, and for the nine months of 2021 compared with the same period in 2020.

Table 1 (Dollars in thousands, except per share amounts)

	Revenue	Net Income	Net Income per Diluted Share	Non-GAAP Net Income per Diluted Share*
Quarterly Comparisons
Current quarter: Q3-21	$284,848	$78,900	$0.44	$0.40
Prior year’s quarter: Q3-20	$251,073	$87,506	$0.49	$0.47
Change: Q3-20 to Q3-21	13%	(10)%	(10)%	(15)%
Prior quarter: Q2-21	$269,158	$77,598	$0.43	$0.43
Change: Q2-21 to Q3-21	6%	2%	2%	(7)%
Year-to-Date Comparisons
Nine months ended Oct. 3, 2021	$793,033	$226,346	$1.26	$1.20
Nine months ended Sept. 27, 2020	$587,405	$106,841	$0.61	$0.77
Change from first nine months of 2020 to first nine months of 2021	35%	112%	107%	56%

*Non-GAAP net income per diluted share excludes restructuring and other charges that occurred predominantly in Q2-20, and discrete tax adjustments. A reconciliation from GAAP to Non-GAAP is shown in Exhibit 2 of this news release.

“We are pleased to report the highest quarterly revenue in our company’s 40-year history, surpassing the prior record set last quarter,” said Robert J. Willett, Chief Executive Officer of Cognex. “We were also highly profitable and reported an operating margin of 31%, which is above our 30% long-term target. And we were able to accomplish these achievements while operating in a very challenging supply environment.”

Mr. Willett continued, “In regard to supply, we believe we have been managing global chip shortages relatively well so far. However, the constraints are beginning to hold back revenue growth and drive cost increases more noticeably. Demand from customers is high and meeting their needs remains our top priority as we work through this situation.”

Details of the Quarter

Statement of Operations Highlights – Third Quarter of 2021

  Cognex reported record revenue of $285 million for the third quarter, which represents an increase of 13% from Q3-20 and 6% from Q2-21. As expected, growth in logistics, automotive, and other markets on a year-on-year basis was substantially offset by lower revenue from customers in consumer electronics (Q3-20 included a heavy concentration of electronics revenue that drove substantial growth for the company overall in 2020). The increase in revenue on a sequential basis is due to higher sales to customers in logistics and the timing of revenue from consumer electronics.
  Gross margin was 70% for Q3-21, 76% for Q3-20, and 75% for Q2-21. The decrease in gross margin, both year-on-year and sequentially, was due to unfavorable revenue mix in Q3-21. In addition, supply chain costs were higher due to global component shortages.
  Research, Development, & Engineering (RD&E) expenses increased by 14% from Q3-20 and 10% from Q2-21. The increase in RD&E spending, both year-on-year and sequentially, was due to the company’s investment in engineering resources.
  Selling, General & Administrative (SG&A) expenses increased by 20% from Q3-20 and remained flat with Q2-21. SG&A spending increased over Q3-20 due to higher personnel-related costs (including additional sales headcount), higher incentive compensation costs (including sales commissions and annual company bonus), and the impact of foreign currency exchange rate changes.
  The effective tax rate was 11% in Q3-21, 14% in Q3-20, and 17% in Q2-21. The effective tax rate was 18% in all periods presented excluding the discrete tax adjustments summarized in Exhibit 2.

Balance Sheet Highlights – October 3, 2021

  Cognex’s financial position as of October 3, 2021 continued to bestrong, with $985 million in cash and investments and no debt. In the first nine months of 2021, Cognex generated $259 million in cash from operations and $59 million in net proceeds from the exercise of stock options. In addition, the company spent $48 million to repurchase its common stock and paid $32 million in dividends to shareholders. Cognex intends to continue to repurchase shares of its common stock pursuant to its existing stock repurchase program, subject to market conditions and other relevant factors.

  Inventories at October 3, 2021 increased by $20 million, or 33%, from the end of 2020. Cognex added component inventory to support customer orders and replenished some strategic inventory balances, the cost of which was noticeably higher than in prior periods.

Financial Outlook – Q4 2021

  Cognex believes revenue in Q4-21 will be between $210 million and $230 million, which is roughly flat at the mid-point compared with a high-growth quarter reported in Q4-20. The company expects to experience a lingering headwind from last year’s high concentration of consumer electronics revenue in the second half of 2020, delayed product sales in Q4-21 because of supply-chain constraints, and low growth in logistics due to the timing of revenue.
  Gross margin for Q4-21 is expected to be in the low-70% range and below the company’s mid-70% long-term target because of elevated costs, particularly for components and freight.
  Operating expenses are expected to increase by mid-single digits from Q3-21 due to investments around the company’s growth plans, including additional resources, new product development, and sales and marketing activities.
  The effective tax rate is expected to be 18%, excluding discrete tax items.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology that management employs in its budgeting process and in its review of Cognex’s operating results. Non-GAAP presentations exclude certain one-time discrete events, such as discrete tax adjustments (because these costs are outside of Cognex’s normal business operations and not used by management to assess Cognex’s operating results). Additionally, the company excludes restructuring charges, intangible asset impairment charges, and excess and obsolete inventory charges because these charges result from discrete activities, such as specific restructuring actions or acquisitions, that management frequently excludes in evaluating Cognex’s operating results. Cognex does not intend for non-GAAP financial measures to be considered in isolation, or as a substitute for financial information provided in accordance with GAAP.
  We estimate the tax effect of items identified in the reconciliation by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, we estimate the tax effect by applying the relevant specific tax rate or tax treatment, rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Daylight Time (EDT). The telephone number is (877) 704-4573 (or (201) 389-0911 if outside the United States). A replay will begin at 8:00 p.m. EDT today and will be available until 11:59 p.m. EDT on Sunday, November 7, 2021. The telephone number for the replay is (877) 660-6853 (or (201) 612-7415 if outside the United States). The access code for both the live call and the replay is 13722693.
  A real-time audio broadcast of the conference call or an archived recording will be accessible on the Events & Presentations page of the Cognex Investor website: https://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures, and markets a wide range of image-based products, all of which use artificial intelligence (AI) techniques that give them the human-like ability to make decisions on what they see. Cognex products include machine vision systems, machine vision sensors, and barcode readers that are used in factories and distribution centers around the world where they eliminate production and shipping errors.

Cognex is the world's leader in the machine vision industry, having shipped more than 3 million image-based products, representing over $8 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has offices and distributors located throughout the Americas, Europe, and Asia. For details, visit Cognex online at www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These statements are based on our current estimates and expectations as to prospective events and circumstances, which may or may not be in our control and as to which there can be no firm assurances given. These forward-looking statements, which include statements regarding business and market trends, future financial performance, the expected impact of the COVID-19 pandemic on our assets, business and results of operations, customer demand and order rates and timing of related revenue, managing supply shortages, future product mix, restructuring and other cost-savings initiatives, research and development activities, sales and marketing activities, new product offerings, capital expenditures, investments, liquidity, dividends and stock repurchases, strategic and growth plans, and estimated tax benefits and expenses and other tax matters, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the impact, duration, and severity of the COVID-19 pandemic; (2) potential disruptions to our business due to restructuring activities; (3) the loss of, or curtailment of purchases by, large customers in the consumer electronics and logistics industries; (4) the reliance on revenue from the automotive industry; (5) the reliance on key suppliers to manufacture and deliver critical components for our products; (6) disruptions in the supply chain, which could impact timely delivery of customer orders, cause customer orders to decrease, or increase costs to fulfill orders, including costs for components or freight; (7) the failure to effectively manage product transitions or accurately forecast customer demand; (8) the inability to design and manufacture high-quality products; (9) the inability to attract and retain skilled employees and maintain our unique corporate culture; (10) the failure to effectively manage our growth; (11) the inability to achieve growth in revenue and profits from the logistics industry; (12) the technological obsolescence of current products and the inability to develop new products; (13) the failure to properly manage the distribution of products and services; (14) the impact of competitive pressures; (15) the challenges in integrating and achieving expected results from acquired businesses; (16) potential disruptions in our business systems; (17) information security breaches and cyber-attacks; (18) the inability to protect our proprietary technology and intellectual property; (19) potential impairment charges with respect to our investments or acquired intangible assets; (20) exposure to additional tax liabilities; (21) fluctuations in foreign currency exchange rates and the use of derivative instruments; (22) our involvement in time-consuming and costly litigation; (23) unfavorable global economic conditions; and (24) economic, political, and other risks associated with international sales and operations; and the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2020 and Form 10-Q for the fiscal quarter ended October 3, 2021. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1

COGNEX CORPORATION Statements of Operations (Unaudited) Dollars in thousands, except per share amounts

	Three-months Ended			Nine-months Ended
	Oct. 3, 2021	Jul. 4, 2021	Sept. 27, 2020	Oct. 3, 2021	Sept. 27, 2020
Revenue	$284,848	$269,158	$251,073	$793,033	$587,405
Cost of revenue (1)	85,712	68,432	59,741	208,189	151,261
Gross margin	199,136	200,726	191,332	584,844	436,144
Percentage of revenue	70%	75%	76%	74%	74%
Research, development, and engineering expenses (1)	34,476	31,302	30,240	99,883	96,583
Percentage of revenue	12%	12%	12%	13%	16%
Selling, general, and administrative expenses (1)	77,113	76,843	64,206	226,380	193,497
Percentage of revenue	27%	29%	26%	29%	33%
Restructuring charges	—	—	251	—	15,049
Intangible asset impairment charges	—	—	—	—	19,571
Operating income	87,547	92,581	96,635	258,581	111,444
Percentage of revenue	31%	34%	38%	33%	19%
Foreign currency gain (loss)	(586)	(639)	2,357	(2,233)	(310)
Investment and other income	1,623	1,596	2,317	4,605	10,857
Income before income tax expense	88,584	93,538	101,309	260,953	121,991
Income tax expense	9,684	15,940	13,803	34,607	15,150
Net income	$78,900	$77,598	$87,506	$226,346	$106,841
Percentage of revenue	28%	29%	35%	29%	18%

Net income per weighted-average common and common-equivalent share:
Basic	$0.45	$0.44	$0.50	$1.28	$0.62
Diluted	$0.44	$0.43	$0.49	$1.26	$0.61

Weighted-average common and common-equivalent shares outstanding:
Basic	176,812	176,626	173,943	176,572	172,881
Diluted	180,342	179,991	177,138	180,109	176,038

Cash dividends per common share	$0.060	$0.060	$0.055	$0.180	$0.165
Cash and investments per common share	$5.57	$5.39	$5.80	$5.57	$5.80
Book value per common share	$8.44	$8.09	$8.62	$8.44	$8.62

(1) Amounts include stock-based compensation expense, as follows:
Cost of revenue	$366	$351	$324	$965	$1,041
Research, development, and engineering	3,091	3,064	2,815	10,158	10,582
Selling, general, and administrative	7,157	7,315	6,129	22,230	20,453
Total stock-based compensation expense	$10,614	$10,730	$9,268	$33,353	$32,076

Exhibit 2

COGNEX CORPORATION Reconciliation of Selected Items from GAAP to Non-GAAP (Unaudited) Dollars in thousands, except per share amounts

	Three-months Ended			Nine-months Ended
	Oct. 3, 2021	Jul. 4, 2021	Sept. 27, 2020	Oct. 3, 2021	Sept. 27, 2020
Discrete tax adjustments reconciliation
Income before income tax expense (GAAP)	$88,584	$93,538	$101,309	$260,953	$121,991

Income tax expense (GAAP)	$9,684	$15,940	$13,803	$34,607	$15,150
Effective tax rate (GAAP)	11%	17%	14%	13%	12%

Discrete tax benefit related to stock-based compensation	3,250	1,431	4,354	9,888	10,447
Discrete tax benefit (expense) related to tax return filings and other	3,012	(535)	(129)	2,477	(3,638)
Total discrete tax adjustments	$6,262	$896	$4,225	$12,365	$6,809

Income tax expense (Non-GAAP)	$15,946	$16,836	$18,028	$46,972	$21,959
Effective tax rate (Non-GAAP)	18%	18%	18%	18%	18%

Restructuring and other charges and discrete tax adjustments reconciliation

Net income (GAAP)	$78,900	$77,598	$87,506	$226,346	$106,841
Excess and obsolete inventory charges	303	1,111	603	2,120	9,386
Restructuring charges	—	—	251	—	15,049
Intangible asset impairment charges	—	—	—	—	19,571
Tax effect on restructuring and other charges	(55)	(200)	(154)	(382)	(7,921)
Discrete tax adjustments	(6,262)	(896)	(4,225)	(12,365)	(6,809)
Net income (Non-GAAP)	$72,886	$77,613	$83,981	$215,719	$136,117
Percentage of revenue (Non-GAAP)	26%	29%	33%	27%	23%

Net income per diluted weighted-average common and common-equivalent share (GAAP)	$0.44	$0.43	$0.49	$1.26	$0.61
Per share impact of non-GAAP adjustments identified above	(0.04)	—	(0.02)	(0.06)	0.16
Net income per diluted weighted-average common and common-equivalent share (Non-GAAP)	$0.40	$0.43	$0.47	$1.20	$0.77

Diluted weighted-average common and common-equivalent shares outstanding	180,342	179,991	177,138	180,109	176,038

Exhibit 3

COGNEX CORPORATION Balance Sheets (Unaudited) Dollars in thousands

	October 3, 2021	December 31, 2020
Assets
Cash and investments	$985,386	$767,438
Accounts receivable	129,784	125,696
Inventories	81,170	60,830
Property, plant, and equipment	76,882	79,173
Operating lease assets	24,154	22,582
Goodwill and intangible assets	254,581	259,633
Deferred tax assets	420,962	434,704
Other assets	75,884	50,646

Total assets	$2,048,803	$1,800,702

Liabilities and Shareholders' Equity
Accounts payable and accrued expenses	$107,134	$93,534
Deferred revenue and customer deposits	37,843	21,274
Operating lease liabilities	26,811	26,230
Income taxes	68,039	72,551
Deferred tax liabilities	302,019	314,952
Other liabilities	13,996	9,959
Shareholders' equity	1,492,961	1,262,202

Total liabilities and shareholders' equity	$2,048,803	$1,800,702

Contacts

Susan Conway
Investor Relations
+1 508-650-3353
Susan.conway@cognex.com